Exhibit 10.5

Execution Version

KINGSOFT INTERNET SECURITY SOFTWARE HOLDINGS LIMITED

SERIES B PREFERRED SHARE PURCHASE AGREEMENT

This SERIES B PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made on June 23, 2013 by and among:

(1) Kingsoft Internet Security Software Holdings Limited, a company duly incorporated and validly existing under the Laws of the Cayman Islands, and in the process of changing its name to Kingsoft Internet Software Holdings Limited as of the date hereof (the “Company”);

(2) Cheetah Technology Corporation Limited (previously known as Kingsoft Internet Security Software Corporation Limited), a company duly incorporated and validly existing under the Laws of Hong Kong (the “HK Co”);

(3) Conew.com Corporation, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “BVI Co”);

(3) KS Mobile Inc., a company duly incorporated and existing under the Laws of the United States (the “US Co”);

(4) Zhuhai Juntian Electronic Technology Co., Ltd., a wholly foreign-owned enterprise duly incorporated and validly existing under the Laws of the PRC (“Juntian”);

(5) Conew Network Technology (Beijing) Co., Ltd., a wholly foreign-owned enterprise duly incorporated and validly existing under the Laws of the PRC (“Conew”, together with Juntian, the “WFOEs” and each a “WFOE”);

(6) Beijing Kingsoft Internet Security Software Co., Ltd., a subsidiary of a wholly foreign-owned enterprise duly incorporated and validly existing under the Laws of the PRC (the “WFOE Sub”);

(7) Beike Internet (Beijing) Security Technology Co., Ltd., a company duly incorporated and validly existing under the Laws of the PRC (“Beike”);

(8) Beijing Kingsoft Network Technology Co., Ltd., a company duly incorporated and validly existing under the Laws of the PRC (“Beijing Network”);

(9) Beijing Conew Technology Development Co., Ltd., a company duly incorporated and validly existing under the Laws of the PRC (“Conew S&T”, together with Beike and Beijing Network, the “DomCos” and each a “DomCo”);

(10) the Persons listed on Schedule 1A attached hereto this Agreement (each a “Founder” and collectively the “Founders”);

(11) FaX Vision Corporation, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Founders Holdco”, together with the Founders, the “Key Holders” and each a “Key Holder”); and

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(12) the Persons listed on Schedule 1B attached hereto this Agreement (each a “Purchaser” and collectively the “Purchasers”).

The Company, the HK Co, the BVI Co, the US Co, the WFOEs, the WFOE Sub, the DomCos shall be referred to individually as a “Group Company” and collectively as the “Group Companies”.

The WOFEs, the WFOE Sub and the DomCos shall be referred to individually as a “PRC Company” and collectively as the “PRC Companies”.

Each of the Group Companies, the Key Holders and the Purchasers shall be referred to individually as a “Party” and collectively as the “Parties”.

Capitalized terms used herein shall have the meaning set forth in Schedule 3 attached hereto.

RECITALS

WHEREAS, the Purchasers desire to purchase from the Company the Purchased Shares (as defined in Section 1.1) and the Company desires to sell the Purchased Shares (as defined in Section 1.1) to the Purchasers pursuant to the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, the Parties hereby agree as follows:

1. PURCHASE AND SALE OF PURCHASED SHARES.

1.1 Sale and Issuance of Purchased Shares; Closing Account.

(a) Purchase Price. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase, severally and not jointly, at the Closing (as defined below) and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares set forth opposite each Purchaser’s name on Schedule 1B, at a purchase price of US$0.42615738 per share for an aggregate purchase price of US$52,202,374 (the “Total Purchase Price”). The shares issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Purchased Shares”.

(b) Closing Account. Payment of the Total Purchase Price by the Purchasers to the Company shall be made by remittance of immediately available funds to a bank account of the Company acceptable to the Purchasers (the “Closing Account”).

1.2 Closing.

(a) The purchase and sale of the Purchased Shares shall take place remotely via the exchange of documents and signatures, on a date specified by the Parties, or at such other time and place as the Company and the Purchasers mutually agree upon, which date shall be no later than five (5) Business Days after the satisfaction or waiver of each condition to the Closing set forth in Section 2 and Section 3 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (which time and place are designated as the “Closing”).

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(1) At the Closing, the Company shall cause its share register to be updated to reflect the Purchased Shares purchased by the Purchasers, and shall deliver a copy of such updated share register to the Purchasers, certified as a true and correct copy by the registered agent of the Company.

(2) At the Closing, each Purchaser shall, severally and not jointly, wire its respective portion of the Total Purchase Price as indicated opposite such Purchaser’s name on Schedule 1B by wire transfer of immediately available U.S. dollar funds to the Closing Account.

(b) Within fifteen (15) Business Days after the Closing, the Company shall deliver to each Purchaser one (1) or more certificates representing the Purchased Shares being purchased by such Purchaser hereunder at the Closing as set forth on Schedule 1B.

2. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS AT CLOSING.

The obligations of each Purchaser to purchase, severally but not jointly, the Purchased Shares at the Closing are subject to the fulfilment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by such Purchaser:

2.1 Material Adverse Effect. Since the date of this Agreement, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Company.

2.2 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to such Purchaser, and such Purchaser (or its legal counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates issued with respect to the HK Co and the BVI Co. For avoidance of any doubt, except for the HK Co and BVI Co, no good standing certificate or analogous certificate in other jurisdictions shall be required to be issued with respect to each other Group Company. The Group Companies shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Group Companies on or before the Closing.

2.3 Authorizations. The Warrantors shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Purchased Shares and the transactions contemplated hereunder and all such authorizations, approvals, waivers and permits shall be effective as of the Closing. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any pre-emptive or similar rights directly or indirectly affecting any of its shares or securities, as applicable.

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2.4 Representations and Warranties. The representations and warranties of the Warrantors contained in Schedule 5 shall be true, complete and correct in all material respects as of the Closing, except for those representations and warranties (i) that already contain any materiality qualification, which such representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates and (ii) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (i)) as of such particular date.

2.5 Memorandum and Articles. The third amended and restated memorandum and articles of association of the Company shall have been amended as set forth in the form and substance attached hereto as Exhibit A (the “Restated M&A”). Such Restated M&A shall have been duly adopted by all necessary actions of the Board of Directors and/or the members of the Company.

2.6 Shareholders’ Agreement. Each of the parties (other than the Purchasers) to the Shareholders’ Agreement shall have executed and delivered Shareholders’ Agreement.

2.7 Committee Approval. The investment committee of such Purchaser shall have, in their sole discretion, duly approved the transaction contemplated under this Agreement and the execution, delivery and performance of the Transaction Documents.

2.8 Board of Directors. As of the Closing, the authorized size of the Board of Directors of the Company shall be eight (8) and the Board of Directors shall be comprised of persons appointed in accordance with the Restated M&A (TCH shall provide the Company with the name of the person to be appointed by it to serve at the Board of Directors no later than three (3) days before the Closing), and the Company shall deliver to such Purchaser a copy of the Company’s register of directors, certified by the registered agent of the Company as true and complete and updated to show the appointment of the directors designated by the Purchasers.

2.9 Register of Members. The Company shall deliver to each Purchaser a copy of the Company’s register of members, certified by the registered agent of the Company as true and complete and updated to show each Purchaser as the holder of the relevant number of the Purchased Shares set forth opposite such Purchaser’s name under Schedule 1B.

2.10 Letters of Commitment and Non-competition. Each Key Employee shall have entered into a Letter of Commitment and Non-Compete with the Company in the form and substance attached hereto as Exhibit C. For the avoidance of doubt, the date of such Letter of Commitment and Non-competition between each Key Employee other than LIU Xinhua, and the Company is July 6, 2011.

2.11 Compliance Certificates. Such Purchaser shall have received a certificate executed and delivered by the chief executive officer of the Company in the form attached hereto as Exhibit D.

2.12 Director Indemnification Agreement. The Company shall have executed and delivered the Director Indemnification Agreement with respect to each Director appointed in accordance with the Restated M&A, in the form and substance attached hereto as Exhibit E.

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2.13 Management Rights Letter. The Company shall have executed and delivered to such Purchaser a Management Rights Letter in the form and substance attached hereto as Exhibit F.

2.14 Employment Agreements. Each Key Employee listed on Schedule 4 shall have entered into an employment agreement (the “Employment Agreement”) with the Group Companies in the form and substance satisfactory and acceptable to the Purchasers.

2.15 Confidentiality, Proprietary Information and Inventions Assignment Agreements. Each Key Employee, each technical employee, and each officer, director, and consultant of each Group Company shall have entered into a confidentiality, proprietary information and inventions assignment agreement in the form and substance satisfactory and acceptable to the Purchasers that shall include provisions relating to the assignment of inventions, non-solicitation and non-competition, and the Company shall provide evidence of such agreements to the counsel for the Purchasers.

3. CONDITIONS OF THE OBLIGATIONS OF THE COMPANY AT CLOSING.

The obligations of the Company to sell the Purchased Shares to a Purchaser at the Closing are subject to the fulfilment by such Purchaser, on or before the Closing, of each of the following conditions, unless otherwise waived in writing:

3.1 Representations and Warranties. The representations and warranties of such Purchaser contained in Schedule 7 shall be true, complete and correct in all material respects as of the Closing.

3.2 Performance. Such Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

3.3 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

3.4 Shareholders’ Agreement. Such Purchaser shall have executed and delivered the Shareholders’ Agreement.

4. REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS.

The Warrantors, jointly and severally, represent and warrant to the Purchasers that the statements contained in Schedule 5 attached hereto are true, correct and complete with respect to each Warrantor as of the Closing, except as set forth on the Disclosure Schedule attached hereto as Schedule 6 (the “Disclosure Schedule”), which exceptions shall be deemed to be representations and warranties as if made hereunder.

5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

Each Purchaser, severally and not jointly, represents and warrants to the Company that the statements contained in Schedule 7 attached hereto are true, correct and complete with respect to such Purchaser as of the Closing.

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6. UNDERTAKINGS.

6.1 Ordinary Course of Business. From the Execution Date and until the earlier of the Termination Date and the Closing, the Key Holders shall cause each of the Group Companies to be operated in the ordinary course of business and shall use its commercially reasonable efforts to maintain the present character and quality of the business, including without limitation, its present operations, physical facilities, working conditions, goodwill and relationships with lessors, licensors, suppliers, customers, employees and independent contractors. Commencing from the execution and delivery of this Agreement and continuing until the earlier of the Termination Date and the Closing, no Group Company may take any of the actions specified in Section 2.03 and Section 2.05 of the Shareholders’ Agreement without written consent of the Purchasers.

6.2 Exclusivity. From the Execution Date until the earlier of the Termination Date or the Closing, the Group Companies agree not to (i) discuss the sale of any equity securities or any other instruments convertible into the equity securities of any Group Company with any third party, or (ii) to provide any information with respect to any Group Company to a third party in connection with a potential investment by such third party in any equity securities or any other instruments convertible into the equity securities of such Group Company, or (iii) to close any financing transaction of any equity securities or any other instruments convertible into the equity securities of any Group Company with any third party (the “Exclusivity Period”). This Section 6.3 shall terminate and be of no further force and effect immediately following the Closing.

6.3 Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Shareholders’ Agreement, the Company will use the proceeds from the sale of the Purchased Shares for the redemption of shares from the Key Holders in accordance with Section 6.12, and for the general working capital and other general corporate purposes for the Group Companies.

6.4 Notice of Certain Events. If at any time before the Closing, any Warrantor comes to know of any material fact or event which: (i) is in any way inconsistent with any of the representations and warranties in this Agreement; (ii) suggests that any fact warranted hereunder may not be as warranted or may be misleading; or (iii) might affect the willingness of a prudent investor to purchase the Purchased Shares on the terms contained in the Transaction Documents or the amount of the consideration a prudent investor would be prepared to pay for the Purchased Shares; then the Warrantors shall immediately notify the Purchasers in writing, describing the fact or event in reasonable detail.

6.5 Compliance. Except for the non-compliances set forth in the Disclosure Schedule, the Company and each Group Company shall use its best efforts to comply with all applicable laws and regulations.

6.6 Filing of Restated M&A. Within ten (10) calendar days following the Closing, the Company shall have submitted the Restated M&A for filing with the Registrar of Companies of the Cayman Islands.

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6.7 Circular 75 Registration. As soon as practical but in any case within in twelve (12) months following the Closing, the Founders shall have completed an updated registration to reflect their respective change of shareholding in the Company (other than that resulting from the Redemption of Founders Shares pursuant to Section 6.12 below) pursuant to registration obligations imposed by the State Administration of Foreign Exchange (the “SAFE”) under the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents (the “SAFE Circular”) and other relevant implementation rules and regulations, and by other PRC governmental authorities in connection therewith. As soon as practical but in any case within in twelve (12) months following the closing of any Redemption of Founders Shares, the Founders shall have completed an updated registration to reflect their respective change of shareholding in the Company resulting from such redemption pursuant to registration obligations imposed by the SAFE under the SAFE Circular and other relevant implementation rules and regulations, and by other PRC governmental authorities in connection therewith. The Company shall procure the Key Holders to fully comply with all requirements and obligations under the SAFE Circular with respect to their respective holding of the equity interest in the Company or other Equity Securities in the Company (if any) on a continuing basis.

6.8 Reserved

6.9 Closing Conditions. In the event that any of the closing conditions set forth in Section 2 of this Agreement is not fulfilled or satisfied on or before the Closing and such closing condition is waived in writing by the Purchasers, each of the Group Companies and the Key Holders shall, and the Company shall procure the Group Companies and the Key Holders to, fulfil and satisfy such closing condition as soon as practical after the Closing.

6.10 Social Insurance Compliance. Prior to the initial public offering of the Company, the PRC Companies shall have made all required contributions under all the Employee Benefit Plans including without limitation all contributions required to be made under the PRC social insurance scheme, and shall have complied in all material respects with all applicable laws of any jurisdiction, in relation to the Employee Benefit Plans, and shall have provided satisfactory evidence of the same to Purchasers.

6.11 Board Composition. At the request of TCH and subject to compliance with applicable Law, the Company and the Key Holders shall cause the board of directors of other Group Companies to have substantially the same composition of the Board of Directors.

6.12 Share Repurchase. The Founders Holdco shall have a right to sell 24,264,042 Ordinary Shares (the “Redeemed Shares”) to the Company at the purchase price of US$0.38354164 per share and in the aggregate purchase price of US$9,306,270.46 within twenty-four (24) months after the Closing. Upon the sale and repurchase of shares as provided in the forgoing sentence (the “Redemption of Founders Shares”), all the Redeemed Shares shall be de-registered and cancelled by the Company, and an updated register of members to reflect such redemption shall be certified by of the registered agent of the Company and delivered to the Purchasers within five (5) days after the date of such redemption.

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7. CURE OF BREACHES; INDEMNITY.

7.1 In the event of: (a) any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by the Warrantors contained herein or any of the other Transaction Documents or (b) any breach or violation of any covenant or agreement contained herein or any of the other Transaction Documents (each of (a) or (b), a “Breach”), the Key Holders shall, jointly and severally, or cause the other Warrantors to, cure such Breach (to the extent that such Breach is curable) to the satisfaction of the Purchasers (it being understood that any cure shall be without recourse to cash or assets of any of the Group Companies). In the event that any Breach is not cured within a reasonable period of time and to the satisfaction of the Purchasers, the Key Holders shall also, jointly and severally, indemnify the Purchasers and their respective Affiliates, limited partners, members, stockholders, employees, agents and representatives (each, an “Indemnitee”) for any and all losses, liabilities, damages, liens, claims, any diminution in value of the equity securities of the Company, obligations, penalties, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Breach paid, suffered, sustained or incurred by the Indemnitees (each, an “Indemnifiable Loss”), resulting from, or arising out of, or due to, directly or indirectly, (A) any Breach, (B) the Founder’ untimely update SAFE Circular registration with respect to their respective change of shareholding in the Company prior to the Closing, and (C) underpayment of social insurance premiums by the PRC Companies. For avoidance of any doubt, any Warrantors (other than the Key Holders) shall not (i) have obligations to indemnify or (ii) be held responsible for any and all of the Indemnifiable Loss which may be incurred by the Indemnitee.

7.2 Notwithstanding the foregoing, the Key Holders shall, jointly and severally, indemnify and keep indemnified the Indemnitees at all times and hold them harmless against any and all Indemnifiable Losses resulting from, or arising out of, or due to, directly or indirectly, any claim for tax which has been made or may hereafter be made against the PRC Companies and any other Group Company wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by the PRC Companies and any Group Company on or before the Closing and any reasonable costs, fees or expenses incurred and other liabilities which the PRC Companies and any Group Company may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for tax, any legal proceedings in which any of the PRC Companies claims in respect of the claim for tax and in which an arbitration award or judgment is given for the PRC Companies or Group Company and the enforcement of any such arbitration award or judgment whether or not such tax is chargeable against or attributable to any other person, provided, however, that the Key Holders shall be under no liability in respect of taxation:

(a) that is promptly cured without recourse to cash or other assets of any Group Company;

(b) to the extent that provision, reserve or allowance has been made for such tax in the audited consolidated financial statement of the Company;

(c) if it has arisen in and relates to the ordinary course of business of the PRC Companies since the Statement Date;

(d) to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Financial Report being insufficient by reason of any increase in rates of tax announced after the Closing with retrospective effect; and

(e) to the extent that the liability arises as a result of legislation which comes into force after the Closing and which is retrospective in effect.

The survival period for any indemnity obligation relating to claims for tax matters arising under this Section 7.2 shall be the applicable statute of limitations for tax claims.

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7.3 The Key Holders’ indemnity obligations pursuant to Section 7.1 shall be satisfied with the Ordinary Shares of the Company held (either directly or indirectly) or acquired after the signing date of this Agreement by the Key Holders to the extent of up to 122,495,531 Ordinary Shares (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) (with each Ordinary Share valued at the lower of (i) the price paid by the Purchaser for each Purchased Share hereunder (as adjusted for share splits, combinations, recapitalizations, reclassifications and similar transactions) and (ii) the fair market value of such Ordinary Share (determined pursuant to Section 8.15 if the parties to such dispute cannot agree)).

7.4 Notwithstanding any other provision contained herein, the Purchasers acknowledge and agree that (a) absent fraud, gross negligence and/or willful misconduct by any of the Warrantors, the aggregate liability of the Warrantors under this Agreement in respect of any Purchaser shall be limited to the lower of (“Indemnity Limitation”) (i) an amount equal to such Purchaser’s purchase price hereunder or (ii) an amount equal to the then fair market value of such number of shares (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) of the Company set forth opposite such Purchaser’s name on Schedule 1B; and (b) the Key Holders shall be exempted and released from any further indemnity obligations with respect to such Purchaser under this Agreement in the event that certain number of Ordinary Shares of the Company, then directly or indirectly held by the Key Holders and the value of which is not less than the Indemnity Limitation with respect to such Purchaser, have been transferred to or owned by the relevant Indemnitees; provided that the aggregate number of the Ordinary Shares used for the satisfaction of the indemnity obligations of the Key Holders under this Section 7 with respect to all the Purchasers shall in no event greater than 122,495,531 (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) .

7.5 If a Purchaser or other Indemnitee believes that it has a claim that may give rise to an obligation of any Warrantor pursuant to this Section 7, it shall give prompt notice thereof to the Key Holders stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted. In the event of a third party claim against an Indemnitee for which such Indemnitee seeks indemnification from the Key Holders pursuant to this Section 7, no settlement shall be deemed conclusive with respect to whether there was an Indemnifiable Loss or the amount of such Indemnifiable Loss unless such settlement is consented to by one Key Holder acting on behalf of the other Key Holders, which shall not be unreasonably withheld. Any dispute related to this Section 7 shall be resolved pursuant to Section 8.15.

8. MISCELLANEOUS.

8.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the confidentiality obligations, representations, warranties, undertakings of the Warrantors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the two-year anniversary of the date of Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

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8.2 Confidentiality.

(a) Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Transaction Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except as permitted in accordance with the provisions set forth below.

(b) Permitted Disclosures. Notwithstanding the foregoing, the Company may disclose (i) the existence of the investment to its bona fide prospective purchasers, employees, bankers, lenders, accountants, legal counsels and business partners, or to any person or entity to which disclosure is approved in writing by the Purchasers, such approval not to be unreasonably withheld; and (ii) the transaction terms to its current shareholders, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 8.2, or to any person or entity to which disclosure is approved in writing by the Purchasers, which such approval is not to be unreasonably withheld. The Purchasers may disclose (x) the existence of the investment and the Transaction Terms to any Affiliate, partner, limited partner, former partner, potential partner or potential limited partner of the Purchasers or other third parties and (y) the fact of the investment to the public, in each case as it deems appropriate in its sole discretion. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.2(c) below.

(c) Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Transaction Terms, such party (the “Disclosing Party”) shall provide the other parties with prompt written notice of that fact and shall consult with the other parties regarding such disclosure. At the request of another party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d) Other Exceptions. Notwithstanding any other provision of this Section 8.2, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

(e) Press Releases, Etc. No announcements regarding the Purchasers’ investment in the Company may be made by any party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Purchasers and the Company, provided, that any such announcement made by any partner, limited partner, bona fide potential partner or bona fide potential limited partner of the Purchasers shall not be subject to the consent of the Company.

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(f) Other Information. The provisions of this Section 8.2 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

8.3 Transfer; Successors and Assignees. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assignees of the parties. Save as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assignees any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Law of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

8.5 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature pages or Schedule 9, as the case may be, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.7.

8.8 No Finder’s Fees. Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.9 Fees and Expenses. Each of the Company and the Purchasers shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, within five (5) Business Days following the Closing, the Company shall reimburse all reasonable fees and expenses of TCH (including all reasonable fees and expenses of any outside legal counsel of TCH) not to exceed US$50,000, incurred in connection with the due diligence of the Company and the negotiating, execution, delivery and performance of the Transaction Documents.

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8.10 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.11 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company, the Key Holders and the Purchasers. Any amendment or waiver effected in accordance with this Section 8.11 shall be binding upon the Group Companies, the Key Holders, the Purchasers, and each transferee of the Purchased Shares or the Conversion Shares and each future holder of all such securities.

8.12 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.14 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Restated M&A and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly cancelled.

8.15 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

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(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8.15, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.15 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive law.

(e) Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(g) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

8.16 No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Purchased Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no oral statements made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

8.17 Rights Cumulative. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

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8.18 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.19 No Presumption. The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

8.20 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

8.21 Third Party Beneficiaries. Each of the Indemnitees shall be a third party beneficiary of this Agreement with the full ability to enforce Section 7 of this Agreement as if it were a Party hereto.

8.22 Termination of Agreement.

(a) This Agreement may be terminated before the Closing as follows:

(1) at the election of the Purchasers or the Company on or after July 15, 2013 (or such other time as the Company and the Purchasers may agree), if the Closing shall not have occurred on or before such date unless such date is extended by the mutual written consent of the Company and the Purchasers, provided that: (i) with the respect to the termination right of the Purchaser, (A) the Purchasers are not in material default of any of their obligations hereunder; and (B) the right to terminate this Agreement pursuant to this Section 8.22(a) shall not be available to the Purchasers if their breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly in, the failure of the Closing to be consummated by any Group Company or any Key Holder, and (ii) with respect to the termination right of the Company: (A) the Key Holders and the Group Companies are not in material default of any of their obligations hereunder; and (B) the right to terminate this Agreement pursuant to this Section 8.22(a) shall not be available to the Company if its or a Warrantor’s breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly in, the failure of the Closing to be consummated by any Purchaser; and

(2) by mutual written consent of the Company and the Purchasers as evidenced in writing signed by each of the Company and the Purchasers.

(b) Effect of Termination. The date of termination of this Agreement pursuant to Section 8.22(a) hereof shall be referred to as “Termination Date”. In the event of termination by the Company and/or the Purchasers pursuant to Section 8.22(a) hereof, written notice thereof shall forthwith be given to the other Party and this Agreement shall terminate, and the purchase of the Purchased Shares hereunder shall be abandoned and rescinded, without further action by the Parties hereto. Each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Company or the Purchasers; provided that no such termination shall relieve any party hereto from liability for any breach of this Agreement prior to such termination. The provisions of this Section 8.22, Section 7, Section 8.1, Section 8.2, Section 8.9, and Section 8.15, hereof shall survive any termination of this Agreement.

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8.23 Taxes; Withholding. Each Party shall be responsible for its own taxes in connection with the transactions contemplated by this Agreement.

8.24 Further Assurances. Each of the Parties hereto undertakes with each of the other Parties that it shall do, or shall procure to be done, all such acts and things and shall execute, or shall procure to be executed, all such documents as may be necessary or appropriate to implement the provisions of this Agreement or otherwise to give full legal force and effect thereof.

8.25 Remedies. The Parties hereto, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of their rights under this Agreement. Each of the Parties agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In addition, the rights of the Parties set forth in this Agreement shall be in addition to, and not in lieu of, any other rights that the Parties may have in any capacity or otherwise.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

COMPANY:	Kingsoft Internet Security Software Holdings Limited (in the process of changing its name to Kingsoft Internet Software Holdings Limited)

	By:	/s/ Sheng FU
	Name:	Sheng FU
Title:

HK CO:	Cheetah Technology Corporation Limited

	By:	/s/ Jun LEI
	Name:	Jun LEI
Title:

BVI CO:	Conew.com Corporation

	By:	/s/ Sheng FU
	Name:	Sheng FU
Title:

US CO:	KS Mobile Inc.

	By:	/s/ Sheng FU
	Name:	Sheng FU
Title:

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IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

WFOES:	Zhuhai Juntian Electronic Technology Co., Ltd.

	By:	/s/ Jun LEI /s/ Common seal
	Name:	Jun LEI
Title:
(Affix Company’s Chop)

Conew Network Technology (Beijing) Co., Ltd.

	By:	/s/ Sheng FU /s/ Common seal
	Name:	Sheng FU
Title:
(Affix Company’s Chop)

WFOE SUB:	Beijing Kingsoft Internet Security Software Co., Ltd.

	By:	/s/ Jun LEI /s/ Common seal
	Name:	Jun LEI
Title:
(Affix Company’s Chop)

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IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

DOMCOS:	Beike Internet (Beijing) Security Technology Co., Ltd.

	By:	/s/ Jun LEI /s/ Common seal
	Name:	Jun LEI
Title:
(Affix Company’s Chop)

Beijing Conew Science and Technology Development Co., Ltd.

	By:	/s/ Sheng FU /s/ Common seal
	Name:	Sheng FU
Title:
(Affix Company’s Chop)

Beijing Kingsoft Network Technology Co., Ltd.

	By:	/s/ Jun LEI /s/ Common seal
	Name:	Jun LEI
Title:
(Affix Company’s Chop)

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IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.

FOUNDERS:

/s/ Sheng FU
Sheng FU

/s/ Ming XU
Ming XU

FOUNDERS HOLDCO:	FaX Vision Corporation

	By:	/s/ Sheng FU
	Name:	Sheng FU
Title:

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PURCHASER:	TCH Copper Limited

	By:	/s/ Huateng MA
	Name:	Huateng MA
	Title:	Director

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PURCHASER:	Kingsoft Corporation Limited

	By:	/s/
Name:
Title:

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SCHEDULE AND EXHIBITS

Schedules

Schedule 1A	Particulars of Founders

Schedule 1B	Schedule of Purchasers

Schedule 2	List of Key Holders and Particulars of Founders Holdco

Schedule 3	Definitions

Schedule 4	List of Key Employees

Schedule 5	Representations and Warranties of the Warrantors

Schedule 6	Disclosure Schedule

Schedule 7	Representations and Warranties of the Purchasers

Schedule 8	Capitalization Table

Schedule 9	Notices

Exhibits

Exhibit A	Form of Third Amended and Restated Memorandum and Articles of Association

Exhibit B	Second Amended and Restated Shareholders’ Agreement

Exhibit C	Letter of Commitment and Non-competition (Key Employee)

Exhibit D	Form of CEO Compliance Certificate

Exhibit E	Form of Indemnification Agreement

Exhibit F	Form of Management Rights Letter

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SCHEDULE 1A

PARTICULARS OF FOUNDERS

Founder	PRC ID Number

FU Sheng	***

XU Ming	***

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SCHEDULE 1B

SCHEDULE OF PURCHASERS

Purchaser	Number of Purchased Shares*	Consideration (US$)

TCH Copper Limited	110,240,964 Series B Preferred Shares	46,980,000

Kingsoft Corporation Limited	12,254,567 Series B Preferred Shares	5,222,374

Total	122,495,531 Series B Preferred Shares	52,202,374

*	Unit price per share is US$0.42615738

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SCHEDULE 2

LIST OF KEY HOLDERS

Key Holder

FU Sheng

XU Ming

FaX Vision Corporation

PARTICULARS OF FOUNDERS HOLDCO

Founders Holdco	Number of Ordinary Shares Owned in the Company at Closing	Shareholders of Founders Holdco

FaX Vision Corporation	165,000,000	FU Sheng

		XU Ming

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SCHEDULE 3

DEFINITIONS

1.	“Affiliate” or “affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or management of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person. Notwithstanding the immediately preceding sentence, with respect to any specified Group Company, if any Person which is not a Group Company but controls, is controlled by, or under common control with such specified Group Company, such Person shall not be treated as or deemed to be an “Affiliate” or “affiliate” of such specified Group Company.

2.	“Agreement” has the meaning ascribed to it in the Preamble hereof.

3.	“Beijing Network” has the meaning ascribed to it in the Preamble hereof.

4.	“Beike” has the meaning ascribed to it in the Preamble hereof.

5.	“Board of Directors” means the Company’s board of directors.

6.	“Breach” has the meaning ascribed to it in Section 7.1 hereof.

7.	“Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in Hong Kong or PRC are authorized or required to be closed for the conduct of regular banking business.

8.	“BVI Co” has the meaning ascribed to it in the Preamble hereof.

9.	“Company Law” means the Companies Law of the Cayman Islands, as amended from time to time.

10.	“Company” has the meaning ascribed to it in the Preamble hereof.

11.	“Conew” has the meaning ascribed to it in the Preamble hereof.

12.	“Conew S&T” has the meaning ascribed to it in the Preamble hereof.

13.	“Confidential Information Agreements” has the meaning ascribed to it in Section 20 of Schedule 5.

14.	“Contract” or “contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise or license.

15.	“Control” or “control” (including the terms “controlled by” and “under common control with”) of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” (and their lower-case counterparts) have meanings correlative to the foregoing.

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16.	“Conversion Shares” means Ordinary Shares issuable upon conversion of any Preferred Shares.

17.	“Convertible Securities” means, with respect to any specified Person, securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.

18.	“Director” means the members of the Board of Directors.

19.	“Disclosing Party” has the meaning ascribed to it in Section 8.2(c) hereof.

20.	“Disclosure Schedule” has the meaning ascribed to it in Section 4 hereof.

21.	“DomCo” or “DomCos” has the meaning ascribed to it in the Preamble hereof.

22.	“Employee Benefit Plans” has the meaning ascribed to it in Section 16.6 of Schedule 5.

23.	“Employment Agreement” has the meaning ascribed to it in Section 2.15 hereof.

24.	“Establishment Documents” has the meaning ascribed to it in Section 21.2 of Schedule 5.

25.	“Exchange Act” has the meaning ascribed it in Section 8(a) of Exhibit E, for the purpose of Director Indemnification Letter only.

26.	“Exclusivity Period” has the meaning ascribed to it in Section 6.3 hereof.

27.	“Execution Date” means the date first written above of this Agreement.

28.	“Financial Statements” means the consolidated balance sheet, income statement and statement of cash flows, prepared in accordance with IFRS and applied on a consistent basis throughout the periods indicated.

29.	“Founders Holdco” has the meaning ascribed to it in the Preamble hereof.

30.	“Founder” and “Founders” has the meaning ascribed to it in the Preamble hereof.

31.	“GC Product or Service” has the meaning ascribed to it in Section 8.7 of Schedule 5.

32.	“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

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33.	“Group Companies” means the Company, the HK Co, the BVI Co, the US Co, the WFOEs, the WFOE Sub, the DomCos, any other direct or indirect Subsidiary of any Group Company and any other entity controlled by any of the foregoing collectively, and “Group Company” means any one of them.

34.	“HKIAC” has the meaning ascribed to it in Section 8.15(b) hereof.

35.	“HK Co” has the meaning ascribed to it in the Preamble hereof.

36.	“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

37.	“IFRS” means international financial reporting standards, applied on a consistent basis.

38.	“Indemnifiable Loss” has the meaning ascribed to it in Section 7.1 hereof.

39.	“Indemnitee” has the meaning ascribed to it in Section 7.1 hereof.

40.	“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by the Company Group.

41.	“Juntian” has the meaning ascribed to it in the Preamble hereof.

42.	“Key Employee” means each of the Persons listed in Schedule 4.

43.	“Key Holder” or “Key Holders” has the meaning ascribed to it in the Preamble hereof.

44.	“Knowledge” including the phrase “to the Warrantors’ knowledge” shall mean the actual knowledge after reasonable investigation of the Key Employees and Founders.

45.	“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

46.	“Letter of Commitment” means the Letter of Commitment and Non-competition (Key Employee) as provided under Exhibit C.

47.	“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

48.	“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Group Companies, taken as a whole.

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49.	“Material Agreements” has the meaning ascribed to it in Section 10.1 of Schedule 5.

50.	“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

51.	“Ordinary Shares” means the Company’s ordinary shares with par value of US$0.000025 per share.

52.	“Party” and “Parties” has the meaning ascribed to it in the Preamble hereof.

53.	“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

54.	“PRC Company” or “PRC Companies” has the meaning ascribed to it in the Preamble.

55.	“PRC GAAP” means generally accepted accounting principles of the PRC, in effect from time to time.

56.	“PRC” means the Peoples’ Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

57.	“Preferred Shares” means the Series A Preferred Shares and the Series B Preferred Shares.

58.	“Public Software” has the meaning ascribed to it in Section 8.7 of Schedule 5.

59.	“Purchased Shares” has the meaning ascribed to it in Section 1.1 hereof.

60.	“Purchaser” or “Purchasers” has the meaning ascribed to it in the Preamble hereof.

61.	“Redeemed Shares” has the meaning ascribed to it in Section 6.12.

62.	“Redemption of Founder Shares” has the meaning ascribed to it in Section 6.12.

63.	“Related Party Transaction” means any transaction between any Group Company on the one hand, and any Founder, or any Affiliate of any Founder on the other hand, other than transactions arising in the ordinary course of an employer/employee relationship.

64.	“Related Party” has the meaning ascribed to it in Section 11.4 of Schedule 5.

65.	“Reserve” or “Reservation” has the meaning ascribed to it in Section 4 of Schedule 5.

66.	“Restated M&A” has the meaning ascribed to it in Section 2.6 hereof.

67.	“RMB” means the Renminbi, the lawful currency of the PRC.

68.	“Securities Act” means the United States Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder (or comparable Laws in jurisdictions other than the United States).

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69.	“Series A Preferred Shares” means the Company’s series A preferred shares with par value of US$0.000025 per share.

70.	“Series B Preferred Shares” means the Company’s series B preferred shares with par value of US$0.000025 per share.

71.	“Shareholders’ Agreement” means the second amended and restated shareholders’ agreement proposed to be entered into among the Group Companies, the Key Holders, the Purchasers and certain other parties thereto, in the form of Exhibit B attached to this Agreement.

72.	“Statement Date” has the meaning ascribed to it in Section 14 of Schedule 5.

73.	“Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS or U.S. GAAP, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Companies.

74.	“TCH” means TCH Copper Limited and its designated successors and assignees.

75.	“Termination Date” has the meaning ascribed to it in Section 8.22(b).

76.	“Total Purchase Price” has the meaning ascribed to it in Section 1.1(a).

77.	“Transaction Documents” means this Agreement, the Shareholders Agreement, the Control documents and any other agreements, instruments or documents entered into in connection with this Agreement.

78.	“Transaction Terms” has the meaning ascribed to it in Section 8.2(a).

79.	“US Co” has the meaning ascribed to it in the Preamble hereof.

80.	“US$” means the United States dollar, the lawful currency of the United States of America.

81.	“U.S. GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

82.	“Warrantors” means the Company, each of the Group Companies and each of the Key Holders, and “Warrantor” means any one of them.

83.	“WFOE” or “WFOEs” has the meaning ascribed to it in the Preamble hereof.

84.	“WFOE Sub” has the meaning ascribed to it in the Preamble hereof.

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SCHEDULE 4

LIST OF KEY EMPLOYEES

NO.	NAME

1.	Sheng FU

2.	Ming XU

3.	Rui CHEN

4.	Yong CHEN

5.	Jie XIAO

6.	Xinhua LIU

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SCHEDULE 5

REPRESENTATIONS AND WARRANTIES OF

THE WARRANTORS

1.	Organization, Good Standing, Corporate Power and Qualification.

Each Group Company is a corporation duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.	Capitalization of the Company.

The authorized capital of the Company consists, immediately prior to the Closing, of:

2.1	1,775,094,830 Ordinary Shares, of which 1,000,551,482 shares are issued and outstanding, immediately prior to the Closing. All of the outstanding Ordinary Shares have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable securities laws. The Company holds no treasury shares.

2.2	224,905,170 Preferred Shares, of which (i) 102,409,639 shares have been designated as Series A Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; and (ii) 122,495,531 shares have been designated as Series B Preferred Shares, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Shares are as stated in the Restated M&A and as provided by the Company Law.

2.3	[Intentionally Left Blank]

2.4	Schedule 8 sets forth the capitalization of the Company immediately following (a) the Closing and (b) the completion of the redemption pursuant to Section 6.14, including the number of shares of the following: (i) issued and outstanding Ordinary Shares; (ii) issued and granted stock options; (iii) stock options not yet issued but reserved for issuance; (iv) each series of Preferred Shares; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, and (B) the rights provided in the Shareholders Agreement, there are no outstanding options, warrants, rights (including conversion or pre-emptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Ordinary Share or Preferred Share, or any securities convertible into or exchangeable for Ordinary Share or Preferred Share.

2.5	HK Co and BVI Co are the sole legal and beneficial owner of one hundred percent (100%) of the equity interest of Juntain and Conew respectively.

2.6	The Founders are the legal and beneficial owner(s) of the Founders Holdco.

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2.7	Section 2.7 of the Disclosure Schedule sets forth the capitalization and equity holders of the PRC Companies, including all issued and outstanding equity capital of the PRC Companies. There are no outstanding options, warrants, rights (including conversion or, pre-emptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire any equity interest or share capital, or any securities convertible into or exchangeable for an equity interest or share capital, of the PRC Companies.

3.	Subsidiaries.

Except as set forth in Section 3 of the Disclosure Schedule, the Company and each Group Company do not currently own or control, directly or indirectly, any interest in any other company, corporation, partnership, trust, joint venture, association, or other business entity. Neither the Company nor any Group Company is a participant in any joint venture, partnership or similar arrangement.

4.	Authorization.

All corporate action required to be taken by each Group Company’s board of directors and shareholders in order to authorize each respective Group Company to enter into the Transaction Documents to which each such Group Company is a party, and to issue the Purchased Shares at the Closing and the Conversion Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of each Group Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of such Group Company under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Purchased Shares has been taken or will be taken prior to the Closing. All action on the part of the officers of each Group Company necessary for the performance of all obligations of such Group Company under the Transaction Documents to be performed as of the Closing has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by each Group Company, shall constitute valid and legally binding obligations of each Group Company, enforceable against each Group Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Shareholders Agreement and the Director Indemnification Agreements may be limited by applicable securities laws. The issuance of any Purchased Shares or Conversion Shares is not subject to any pre-emptive rights or rights of first refusal, or if any such pre-emptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof. For the purpose only of this Agreement, “reserve,” “reservation” or similar words with respect to a specified number of Ordinary Shares or Preferred Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall procure the Company to, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued share capital of the Company until the conversion rights of the holders of any Convertible Securities exercisable for such shares are exercised in accordance with the Restated M&A or otherwise.

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5.	Valid Issuance of Purchased Shares.

5.1	The Purchased Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders Agreement, applicable securities laws and liens or encumbrances created by or imposed by the Purchasers. Subject in part to the accuracy of the representations of the Purchasers in Schedule 7 of this Agreement, the Purchased Shares will be issued in compliance with all applicable securities laws. The Conversion Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated M&A, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable securities laws and liens or encumbrances created by or imposed by the Purchasers. The Conversion Shares will be issued in compliance with all applicable securities laws.

5.2	Save for the Redeemed Shares, all presently outstanding Ordinary Shares of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws) and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

6.	Governmental Consents and Filings.

No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company is required in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement, Shareholder’s Agreement or the offer, sale, issuance or reservation for issuance of the Preferred Shares and the Ordinary Shares.

7.	Litigation.

Save as set out in the Section 7 of the Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Warrantors’ knowledge, currently threatened (i) against any Group Company, or to the best knowledge of the Warrantors, against any officer, director or Key Employee of any Group Company that would either individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) to the Warrantors’ knowledge, that questions the validity of the Transaction Documents or the right of any Group Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents. None of the Group Companies, or to the best knowledge of the Warrantors, any Group Company’s officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Warrantors) involving the prior employment of any of the Group Company’s employees, their services provided in connection with Group Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

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8.	Intellectual Property.

8.1	Each Group Company owns or possesses sufficient legal rights to (i) all trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes and (ii) to the Warrantors’ knowledge, all patents and patent rights, as are necessary to the conduct of such Group Company’s business as now conducted and as presently proposed to be conducted, without any known conflict with, or infringement of, the rights of others. Section 8.1 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by each Group Company, whether registered or not, and a complete and accurate list of all licenses granted by such Group Company to any third party with respect to any Intellectual Property. No product or service marketed or sold (or proposed to be marketed or sold) by any Group Company violates or will violate any license or infringe any intellectual property rights of any other party.

8.2	No Group Company has received any communications alleging that any Group Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. Except as set forth in Section 8.2.1 of the Disclosure Schedule, each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Group Company’s business. To the Warrantors’ knowledge, it will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by a Group Company. Each Key Employee has assigned to the Group Companies all intellectual property rights he or she owns that are related to the Group Companies’ business as now conducted. Section 8.2.2 of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights and domain names of each Group Company.

8.3	Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the foregoing, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.

8.4	No proceedings or claims in which any Group Company alleges that any person is infringing upon, or otherwise violating, its Intellectual Property rights are pending, and none has been served, instituted or asserted by any Group Company.

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8.5	None of Founders, or to the best knowledge of the Warrantor, the employees of any Group Company, is obligated under any contract (including a contract of employment), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company Group, or that would conflict with the business of any Group Company as presently conducted. To the knowledge of the Warrantors, it will not be necessary to utilize in the course of any Group Company’s business operations any inventions of any of the employees of any Group Company made prior to their employment by the such Group Company, except for inventions that have been validly and properly assigned or licensed to such Group Company as of the signing date of this Agreement.

8.6	Each Group Company has taken all security measures that in the judgment of such Person are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Intellectual Property.

8.7	Except as set forth in Section 8.7 of the Disclosure Schedule, no Public Software (as defined below) forms part of any product or service provided by any Group Company (“GC Product or Service”), and no Public Software was or is used in connection with the development of any GC Product or Service or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any GC Product or Service. As used in this Section 8.7, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.

9.	Compliance with Other Instruments.

9.1	The Group Companies and the Founders are not in violation or default (i) of any provisions of its memorandum of association (if any), articles of association or any other applicable constitutional document, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) of any provision of statute, rule or regulation applicable to such Group Company, the violation of which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of any Group Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Group Company, which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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9.2	Penalties and Fines.

Except as disclosed in Section 9.2 of the Disclosure Schedule, there are no penalties and fines of whatsoever nature that have ever been imposed on the any of the Group Company and caused Material Adverse Effect.

10.	Agreements; Actions.

10.1	Save for the agreements set out in Section 10.1 of the Disclosure Schedule (the “Material Agreements”) and the Transaction Documents, there are no other agreements, understandings, instruments, contracts or proposed transactions to which any Group Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, any Group Company in excess of US$250,000 with respect to one single transaction or in excess of US$500,000 with respect to a series of related transactions, (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from any Group Company, other than from or to another Group Company or from a Founder to a Group Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect any Group Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by any Group Company with respect to infringements of proprietary rights. All the Material Agreements are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company, and to the knowledge of the Warrantors’, by all the other parties thereto. There are to the knowledge of the Warrantors’, no circumstances likely to give rise to any material breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Agreements which would have a Material Adverse Effect and no notice of termination or of intention to terminate has been received in respect of any Material Agreement.

10.2	Save as set out in Section 10.2 of the Disclosure Schedule and set forth in the Financial Statements, the Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its share capital, and no Group Company has (i) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$10,000 or in excess of US$25,000 in the aggregate, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses and trade receivables in the ordinary course of business, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business or otherwise envisaged in this Agreement. For the purposes of Sections 10.1 and 10.2 of this Schedule 5 all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

10.3	No Group Company is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation that is not a Group Company.

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10.4	Save as set out in Section 10.4 of the Disclosure Schedule or in connection with this Agreement and the other Transaction Documents, no Group Company has engaged in the past three (3) months in any discussion with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of such Group Company’s assets, or (ii) any merger, consolidation or other business combination transaction of such Group Company with or into another corporation, entity or person.

11.	Conflict of Interest and Related Party Transactions.

11.1	Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of the Company’s share capital in accordance with applicable law, and the issuance of options to purchase the Company’s Ordinary Shares, in each instance, disclosed in Section 11.1 of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof, respectively.

11.2	No Group Company is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses. None of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to any Group Company or, (ii) to the Warrantors’ knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation which competes with any Group Company except that directors, officers or employees or shareholders of the Company may own shares in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with any Group Company. To the Warrantors’ knowledge, none of the Group Companies’ employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with any Group Company. None of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Companies’ five (5) largest business relationship partners, service providers, joint venture partners, licensees and competitors.

11.3	Except for the Group Companies and the entities set forth in Section 11.3 of Disclosure Schedule, there are no corporations, partnerships, trusts, joint ventures, limited liability companies or other business entities in which any Founder owns or controls, directly or indirectly, 10% or more of the outstanding voting interests.

11.4	Except as disclosed in Section 11.4 of the Disclosure Schedule, no Key Employee of any Group Company (“Related Party”) or member of such Related Party’s immediate family, or any corporation, limited liability company, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, loans, or extend or guarantee credit) to any of them. To the Company’s knowledge and except as provided in Section 11.4 of the Disclosure Schedule, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with the Company. Except as provide in Section 11.4 of the Disclosure Schedule, no Related Party or member of their immediate family is directly or indirectly interested in any material contract with the Company.

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12.	Rights of Registration and Voting Rights.

Except as provided in the Shareholders Agreement, no Group Company is under any obligation to register under the Securities Act or any other applicable securities laws, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Warrantors’ knowledge, except as contemplated in the Shareholders Agreement, no shareholder of any Group Company has entered into any agreements with respect to the voting of shares in the capital of the Company. Except as contemplated by or disclosed in the Transaction Documents, no Founder is a party to or has any knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Company.

13.	Absence of Liens.

Except as provided in Section 13 of the Disclosure Schedule, the property and assets owned by the Group Companies, or which the Group Companies have a right to use, are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Group Companies’ ownership or use of such property or assets. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to the Warrantors’ knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

14.	Financial Statements.

The PRC Companies have delivered to the Purchasers its audited Financial Statements as of December 31, 2012 and for the fiscal year ended December 31, 2012 and its unaudited Financial Statements as of May 31, 2013 and for the five-month period ended May 31, 2013 (the “Statement Date”). The unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of the PRC Companies as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, each of the PRC Companies has no material liabilities or obligations, contingent or otherwise, as of the Statement Date, other than (i) liabilities incurred in the ordinary course of business subsequent to the Statement Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The PRC Companies maintain and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

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15.	Changes.

Since the Statement Date, except as set forth in Section 15 of the Disclosure Schedule or as contemplated by this Agreement or the Transaction Documents, there has not been:

(a)	any change in the assets, liabilities, financial condition or operating results of any Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on a Group Company;

(b)	any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on a Group Company;

(c)	any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(d)	any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any Group Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)	any material change to a material contract or agreement by which any Group Company or any of its assets is bound or subject;

(f)	any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g)	any resignation or termination of employment of any officer or Key Employee of any Group Company;

(h)	any mortgage, pledge, transfer of a security interest in, or lien, created by any Group Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Company’s ownership or use of such property or assets;

(i)	any dividend, loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)	any declaration, setting aside or payment or other distribution in respect of any Group Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by any Group Company;

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(k)	any sale, assignment or transfer of any Group Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)	receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(m)	to the Warrantors’ knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)	any arrangement or commitment by the Company to do any of the things described in this Section 15.

16.	Employee Matters.

16.1	To the Warrantors’ knowledge, no employee of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Group Companies, nor the conduct of the business as now conducted and as presently proposed to be conducted, will, to the Warrantors’ knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

16.2	No Group Company is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the signing date of this Agreement or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each Group Company has complied in all material respects with all applicable laws related to employment, including those related to wages, hours, worker classification, and collective bargaining, and the payment and withholding of taxes and other sums as required by law except where noncompliance with any applicable law would not result in a Material Adverse Effect. Each Group Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of such Group Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

16.3	To the Warrantors’ knowledge, no Key Employee intends to terminate employment with any Group Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does any Group Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 16.3 of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 16.3 of the Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

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16.4	The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the share award scheme rules of the Company or the Company’s board decision or board minutes.

16.5	[Intentionally Left Blank]

16.6	Section 16.6 of the Disclosure Schedule sets forth each and every employee benefit plan maintained, established or sponsored by any Group Company, or in which any Group Company participates in or contributes to in any jurisdiction, including without limitation, the PRC (the “Employee Benefit Plans”). Save as set out in Section 16.6 of the Disclosure Schedule, there is no other pension, retirement, profit-sharing, deferred compensation, bonus, incentive or other employee benefit program, arrangement, agreement or understanding to which any Group Company contributes, is bound, or under which any employees or former employees (or their beneficiaries) are eligible to participate or derive a benefit. Each Group Company has made all required contributions under all the Employee Benefit Plans including without limitation all contributions required to be made under the PRC social insurance and housing schemes, and has complied in all material respects with all applicable laws of any jurisdiction, in relation to the Employee Benefit Plans.

16.7	No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labour union, and no labour union has requested or, to the Warrantors’ knowledge, has sought to represent any of the employees, representatives or agents of any Group Company. There is no strike or other labour dispute involving any Group Company pending, or to the Warrantors’ knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labour organization activity involving its employees.

16.8	To the Warrantors’ knowledge, none of the Key Employees or directors of any Group Company during the previous four (4) years, has been (a) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any state insolvency laws or the appointment of manager, a receiver or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

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17.	Tax Matters.

17.1	The provisions for taxes as shown on the balance sheet included in the Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of the Group Companies as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. Except as set forth in Section 17 of the Disclosure Schedule, there have been no extraordinary examinations or audits of any tax returns or reports by any applicable Governmental Authority. Except as set forth in Section 17 of the Disclosure Schedule, each Group Company has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable), all such returns are correct and complete, and each Group Company has paid all taxes that have become due, or have reflected such taxes in accordance with US GAAP (or another international recognized accounting standard acceptable to the Board of Directors) as a reserve for taxes on the Financial Statements. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

17.2	[Intentionally Left Blank]

17.3	No shareholder of any Group Company, solely by virtue of its status as shareholder of such Group Company, has personal liability under local law for the debts and claims of such Group Company. There has been no communication from any tax authority relating to or affecting the tax classification of any member of the Company Group.

18.	[Intentionally Left Blank]

19.	Insurance.

Section 19 of the Disclosure Schedule provides a complete list of each Group Company’s insurance policies currently in effect. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other person in relation to any such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would give rise to any claim under any such policies of insurance that will have a Material Adverse Effect to the Group Company.

20.	Confidential Information and Invention Assignment Agreements.

Each current employee, consultant and officer of the Company or any Group Company has executed an agreement with the Company or such Group Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers (the “Confidential Information Agreements”). To the knowledge of the Warrantors, no current Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. The Company and any Group Company are not aware that any of the Key Employees is in violation thereof.

21.	Governmental and Other Permits.

Each Group Company has all franchises, governmental permits, licenses and any similar authority necessary for the conduct of its business. No Group Company is in default in any material respect under any of such franchises, governmental permits, licenses or other similar authority.

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21.1	Except as set forth in Section 21.1 of the Disclosure Schedule, the PRC Companies have applied and obtained all requisite licenses, clearance and permits required under PRC Laws as necessary for the conduct of its businesses, and the PRC Companies have complied in all material respects with all PRC Laws in connection with foreign exchange, including without limitation, carrying out all relevant filings, registrations and applications for relevant permits with the PRC State Administration of Foreign Exchange and any other relevant authorities, and all such permits are validly subsisting.

21.2	Except as set forth in Section 21.2 of the Disclosure Schedule, the registered capital of the PRC Companies has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and legal person business license (hereinafter referred to as the “Establishment Documents”) and in compliance with PRC Laws and regulations, and there is no outstanding capital contribution commitment.

21.3	The Establishment Documents of the PRC Companies have been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable.

21.4	The business scopes specified in the Establishment Documents of the PRC Companies comply with the requirements of all relevant PRC Laws. The operation and conduct of the business by and the term of operation of the PRC Companies in accordance with the Establishment Documents is in compliance with the Laws of the PRC.

21.5	The PRC Companies have passed its annual inspection by the relevant governmental authorities for their operation in its last three years (where applicable), and the relevant administration for industry and commerce has affixed an annual inspection chop on its business license.

21.6	The Disclosure Schedule sets out full and accurate details of all loan agreements entered into between any one Group Company regarding any inter-company loan, shareholders loan or foreign exchange loan obtained by them. Such loan agreements have been duly registered in accordance with the laws of the PRC (where necessary) and all such registrations are validly subsisting under the laws of the PRC.

22.	Corporate Documents.

The memorandum and articles of association, and all other constitutional documents (or analogous constitutional documents) of each Group Company are in the form provided to the Purchasers. The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

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23.	Liabilities.

Except as set forth in Section 23 of the Disclosure Schedule or arising under the instruments set forth in Section 10 of the Disclosure Schedule, the PRC Companies have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Financial Statements, (ii) trade or business liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$20,000 in the aggregate.

24.	Compliance with Laws.

24.1	Except as set forth in Section 24.1 of the Disclosure Schedule, each Group Company is in material compliance with all applicable laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties;

24.2	Except as set forth in Section 24.2 of the Disclosure Schedule, no event has occurred and no circumstance exists that to the Warrantors’ knowledge (i) may constitute or result in a violation by any Group Company, or a failure on the part of any Group Company to comply with any law, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by a Group Company that, individually or in the aggregate, would not result in any Material Adverse Effect;

24.3	No Group Company has received any written notice from any Governmental Authority regarding (i) any actual, alleged or likely material violation of, or material failure to comply with, any law, or (ii) any actual, alleged or likely material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

25.	Environmental and Safety Laws.

To the knowledge of the Company, no Group Company is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, except where such failure would not have a material adverse effect on such Group Company’s business or properties, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

26.	No Favourable Terms.

Other than the rights and preferences set forth in the Shareholders’ Agreement, the Restated M&A, the Disclosure Schedule attached herein and other disclosure schedule provided by the Company, if any, each of the Group Companies has not provided and will not provide, and the Key Holders shall cause the Group Companies not to provide, any similar rights, preferences, privileges and other terms (in writing or otherwise) that are superior to those provided for TCH in this Agreement, the Shareholders’ Agreement and the Restated M&A.

27.	Manufacture, Marketing and Development Rights.

Except as set forth in Section 10.1 of the Disclosure Schedule, no Group Company has granted rights to manufacture, produce, assemble, license, market, or sell its respective products or services to any other person and is not bound by any agreement that affects any Group Company’s exclusive rights to develop, manufacture, assemble, distribute, market or sell its respective products or services.

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28.	Disclosure; Projections.

The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Purchased Shares. To the Warrantors’ knowledge, no representation or warranty of any Warrantor contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Purchasers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

29.	[Intentionally Left Blank].

30.	Entire Business.

There are no material facilities, services, assets or properties shared with any entity other than the Group Company which are used in connection with the business of the PRC Companies.

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SCHEDULE 6

DISCLOSURE SCHEDULE

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APPENDIX A

Shareholders Structure of the PRC Companies and Subsidiaries

48

APPENDIX B

List of Pending Disputes against the Group Companies

49

APPENDIX C

List of Intellectual Property

50

Appendix D

List of Unauthorized Software

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APPENDIX E

List of Public Software

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Appendix F

List of Material Agreements

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APPENDIX G

Changes Happened since the Statement Date

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SCHEDULE 7

REPRESENTATIONS AND WARRANTIES OF

THE PURCHASERS

1.	Authorization.

Such Purchaser has full power, authority and legal capacity to enter into, deliver and perform the Transaction Documents. The Transaction Documents to which the Purchaser is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Shareholders Agreement may be limited by applicable securities laws.

2.	Compliance with other Instruments.

The execution, delivery and performance by the Purchasers of the Transaction Documents does not and will not contravene, breach or violate the terms of any agreement, document or instrument to which the Purchaser is a party or by which any of such Purchaser’s assets or properties are bound.

3.	Disclosure of Information.

Such Purchaser has had an opportunity to discuss the Group Companies’ business, management, financial affairs and the terms and conditions of the offering of the Purchased Shares with the Group Companies’ management and has had an opportunity to review the Group Companies’ facilities. The foregoing, however, does not limit or modify the representations and warranties of the Warrantor in Section 4 of this Agreement, or the right of the Purchasers to rely thereon save as set forth in the Disclosure Schedule.

4.	Purchase Entirely for Own Account.

The Purchased Shares to be purchased by the Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchased Shares.

5.	Reliance Upon Purchasers’ Representations.

The Purchaser understands that the Purchased Shares are not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that the Company’s reliance on any such exemption is predicated on the Purchaser’s representations set forth herein.

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6.	Receipt of Information.

The Purchaser believes that it has received all material information it considers necessary or appropriate for deciding whether to purchase the Purchased Shares. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Shares and the business, properties and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Purchaser or to which the Purchaser had access. The foregoing, however, does not limit or modify in any way the representations and warranties of the Warrantors in Section 4 of this Agreement, or the right of the Purchaser to rely thereon.

7.	Investment Experience.

The Purchaser represents that it is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to that of the Company and acknowledges that it can bear the economic risk of the investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares. The Purchaser also represents that such Purchaser has not been organized for the purpose of acquiring the Purchased Shares.

8.	Accredited Purchaser. The Purchaser is an accredited investor as defined in the Securities and Exchange Commission Rule 501(a) of Regulation D, as presently in effect, under the Securities Act.

9.	Restricted Securities.

The Purchaser understands that the Purchased Shares may be sold, transferred, or otherwise disposed of in the United States without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchased Shares or an available exemption from registration under the Securities Act, the Purchased Shares must be held indefinitely. In particular, the Purchaser is aware that the Purchased Shares may not be sold within the United States pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company. The Purchaser understands that such information is not now available and the Company has no present plans to make such information available.

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SCHEDULE 8

CAPITALIZATION TABLE

SCHEDULE 9

NOTICES

To the Group Company:	To TCH:

Address: Kingsoft Tower, No 33 Xiao Ying West Road, Haidian District, Beijing (100085) Tel: (86)10-82334488-8818 Fax: (86)10-82325655 Attention: Ng Yuk Keung

Address: Level 29, Three Pacific Place

1 Queen’s Road East, Hong Kong

Attn: Corporate Counsel

Fax No.: +852-2520-1148

With a copy to:

Address: Tencent Building, Keji

Zhongyi Avenue

Hi-tech Park, Nanshan District

Shenzhen 518057, PRC

Attn: General Manager, M&A

Fax No.: +86755-8601 3078

Attn: General Counsel

Fax No.: +86755-8601 3090 Ext: 82238

To the Founders and the Founders Holdco:	To Kingsoft Corporation Limited:

Address: Room 412, Building 26, Lan Diao Sha Long, Cui Ping Li, Tong Zhou District, Beijing Tel: (86) 13911171978 Fax: (86)10-59770988 Attention: Fu Sheng	Address: Kingsoft Tower, No 33 Xiao Ying West Road, Haidian District, Beijing (100085) Tel: (86)10-82334488-8818 Fax: (86)10-82325655 Attention: Ng Yuk Keung

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EXHIBIT A

THIRD AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

59

EXHIBIT B

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

60

EXHIBIT C

FORM OF LETTER OF COMMITMENT AND NON-COMPETITION

(KEY EMPLOYEE)

61

EXHIBIT D

FORM OF CEO COMPLIANCE CERTIFICATE

62

EXHIBIT E

FORM OF DIRECTOR INDEMNIFICATION AGREEMENT

63

EXHIBIT F

FORM OF MANAGEMENT RIGHTS LETTER

64